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                                                                      EXHIBIT 99

NEWSRELEASE                                [WILLIAMS(R) ENERGY PARTNERS LP LOGO]

NYSE: WEG

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DATE:             Aug. 26, 2002

CONTACT:          Kelly Swan                         Paula Farrell
                  Media Relations                    Investor Relations
                  (918) 573-6932                     (918) 573-9233
                  KELLY.SWAN@WILLIAMS.COM            PAULA.FARRELL@WILLIAMS.COM

     WILLIAMS ENERGY PARTNERS TO ACQUIRE REFINED PETROLEUM PRODUCTS PIPELINE

         TULSA, Okla. - Williams Energy Partners L.P. (NYSE:WEG) announced today that it has signed an agreement to acquire a refined petroleum products pipeline system from Tesoro Petroleum Corporation (NYSE: TSO) for $110 million. The acquisition is expected to close during mid-October, pending approval from appropriate regulatory agencies.

         The 430-mile pipeline system extends from Tesoro's refinery at Mandan, N.D., to Minneapolis, Minn., and includes four terminals. The pipeline system is expected to generate approximately $15 million per year of earnings before interest, taxes, depreciation and amortization, and is expected to be immediately accretive to per unit cash flows.

          "This asset is an excellent strategic fit with our Williams Pipe Line system and provides the partnership with additional stable, fee-based revenues," said Don Wellendorf, chief executive officer. "Its location is complementary to our current northern tier assets, allowing us to better serve our existing customers and Tesoro through improved service offerings."

         Williams Energy Partners management will discuss the acquisition during an analyst conference call at 10 a.m. Eastern today. To participate in the conference call, dial (800) 238-9007 and provide code 422373. International callers should dial (719) 457-2622 and provide the same code.

         Audio replays of the conference call will be available from 1 p.m. Eastern on Aug. 26 through midnight on Sept. 2. To access the replay, dial (888) 203-1112. International callers should dial (719) 457-0820. The access replay code is 422373.

ABOUT WILLIAMS ENERGY PARTNERS L.P.

Williams Energy Partners L.P. was formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products and ammonia.



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The general partner of WEG is a unit of Williams, which moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price for crude oil, changes in demand for refined petroleum products, adverse developments affecting our ammonia pipeline customers, changes in federal government policies affecting farm subsidies, changes to cost estimates relating to specific acquisitions, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements). These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.